Exhibit 99.1

Badger Paper Mills, Inc. Enters Into Letter of Intent

Contacts:	Badger Paper Mills, Inc. Paul Bouthilet 715-582-5203

Peshtigo, WI – September 22, 2005 — Badger Paper Mills, Inc. (“Badger Paper Mills” or the “Company”) (Nasdaq SmallCap: BPMI), one of the nation’s leaders in the manufacture of flexible packaging and specialty papers, today announced that it has entered into a binding letter of intent with James D. Azzar, providing for the acquisition of Badger Paper Mills , through a merger with an entity to be formed by Mr. Azzar, pursuant to which Badger shareholders would receive $1.25 in cash per share of Badger Paper Mills common stock .

The letter of intent provides no financing or due diligence contingencies to the closing of the merger.  Mr. Azzar will personally guarantee the payment of the merger consideration.

The letter of intent provides that as soon as practicable following signing of the definitive merger documentation, Badger Paper Mills will de-register under the Securities Exchange Act of 1934, as amended, which it is currently eligible to do, and will no longer be a reporting company under the SEC rules and regulations.

The closing of the merger will be contingent upon receiving the approval at a meeting of shareholders of Badger Paper Mills of the requisite vote of such shareholders, as required by Badger Paper Mills’ constitutional documents and applicable Wisconsin law.

Following execution of the definitive merger agreement and until the closing, Mr. Azzar will be given the right to participate in the management of Badger Paper Mills, and Badger Paper Mills will agree to operate in the ordinary course of business, consistent with past practice, during such period.

Badger Paper Mills disclosed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 that:

“The Company has developed several different cash flow projections for the third and fourth quarters of 2005. Under certain assumptions, some of these projections, when taken together with other funds expected to be generated and available to the Company, project sufficient available bank borrowings to fund the Company’s cash flow needs for 2005. However, other projections, using different assumptions and estimates, forecast insufficient borrowing availability to fund the Company’s cash flow needs during certain periods in the third and fourth quarters of 2005… Any unfavorable variances in any such assumption or estimate, even under the most favorable cash flow projection, could have a material adverse effect on the Company’s liquidity.

“A cash flow or liquidity problem would have a material adverse effect on the Company’s operations. If such a condition materializes, the Company may be required to restructure its obligations to creditors, further restrict its operations in the ordinary course of business or seek protection from creditors under the United States Federal Bankruptcy Laws…”

As the third quarter has developed, weakening business conditions and increased energy costs have heightened these concerns for Badger Paper Mills’ board and management.  Badger Paper Mills believes that these factors have increased the probability that the Company would be unable to fund its cash flow needs through the end of 2005, thereby increasing the probability that the Company would be required to take the actions described in the preceding paragraph.

Badger President and Chief Executive Officer Ron Swanson stated, “we believe that the merger with James Azzar will position the Company for healthy performance and operation following the merger.”

At the meeting of Badger Paper Mills’ board of directors on September 20, 2005 at which the board approved the letter of intent, Sanabe and Associates, LLC, Badger Paper Mills’ financial advisor, provided the board with its preliminary oral opinion that the proposed transaction described in the letter of intent, including the price per share, is fair from a financial point of view to the shareholders of Badger Paper Mills and will provide its formal written opinion to that effect, in connection with the approval of definitive merger documentation.

This press release includes one or more “forward-looking statements” that may state Badger Paper Mills’ or management’s intentions, hopes, beliefs, expectations or predictions for the future. The statements in this press release containing words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. In making such forward-looking statements, Badger Paper Mills undertakes no obligation to publicly update or revise any such statements.

Forward-looking statements are based on information available to Badger Paper Mills as of the date of such statements and reflect Badger Paper Mills’ expectations as of such date, but are subject to risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  Please see Badger Paper Mills’ periodic reports filed with the Securities and Exchange Commission (including its Annual Report on Form 10-K for the year ended December 31, 2004) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.